Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATAC SERVICES, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of ATAC Services, LLC (the “Company”) is made by the sole member of the Company (the “Member”), to be effective as of January 26, 2015 (the “Effective Date”).

ARTICLE 1

General

1.1 Formation. The Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”) on January 23, 2015, by the filing of the Certificate of Formation (the “Certificate”) with the Secretary of State of the State of Delaware.

1.2 Adoption of Certificate. The Certificate is hereby adopted by, and all actions taken by Mark J. Stechschulte, as an authorized person, in organizing the Company, including, but not limited to, the filing of such Certificate, are in all respects ratified, confirmed, adopted and approved.

1.3 Purpose. The purpose of the Company is to engage in any lawful business activities for which limited liability companies may be organized under the Act.

1.4 Limited Liability of Member. The Member shall not be personally obligated to any third party for any debt, obligation or liability of the Company solely by reason of being a member of the Company.

ARTICLE 2

Capital Contributions

The Member may make capital contributions to the Company but shall have no duty to make any capital contributions to the Company.

ARTICLE 3

Allocations and Distributions of Company Profits

The Member shall be entitled to all allocations of Company profits and losses and to all distributions of Company profits and other Company assets. No person other than the Member shall have any right to any such allocations or distributions. It shall be within the sole and exclusive discretion of the Member to decide whether to distribute cash and other assets to the Member; provided that, the Member shall not be permitted to distribute any cash or any other assets to the Member to the extent prohibited under applicable law.

ARTICLE 4

Management of Business and Affairs of Company

4.1 Management of Business and Affairs. The exclusive authority to manage, control and operate the Company shall be vested collectively in the individuals, who need not be members, elected by the Member as members of the Board of Managers of the Company (the “Managers”) in accordance with this Agreement. Each Manager is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act. All powers of the Company may be exercised by or under the authority of the Managers acting collectively and not individually (the “Board of Managers”). The Board of Managers shall have full and exclusive right, power and authority to manage the affairs of the Company and make all decisions with respect thereto without the requirement of any consent or approval by the Member (except as otherwise expressly provided in this Agreement or in the Act). The initial number of Managers shall be two (2), which number may be increased and decreased pursuant to this Agreement. The names of the initial Managers, who will serve until their respective successors are elected and qualify, or until their earlier resignation, removal, incapacity or death, are as follows:

Thomas O. Miiller

Michael Alber

ARTICLE 5

Company Management

5.1 Officers. The Board of Managers shall appoint or elect officers of the Company for the purpose of managing the day-to-day operations of the Company. The Board of Managers may delegate its management rights, power and authority from time to time to one or more officers or agents and may amend or terminate any such delegation. The Board of Managers may confirm the fact and terms of each such delegation and of each such amendment and termination in a writing signed by the Board of Managers. The Company will initially have a President, Vice President, Secretary and three Assistance Secretaries (the “Officers”). The Officers of the Company shall be vested with such authority as is customarily vested in such Officers of a Delaware business corporation, respectively. Without limiting the foregoing, without further authorization from the Board of Managers, the Officers (each, an “Authorized Officer”) be, and they each, acting individually or together, hereby are, authorized and empowered on behalf of the Company to enter into, and to cause the Company to perform its obligations under, any real and personal property lease agreements and any services agreements on such terms as the Authorized Officer executing any such agreement shall determine to be necessary or advisable, the execution by such Authorized Officer to be conclusive evidence of such determination. The names of the initial Officers serving the Company and the capacities in which they serve are as follows, each to serve until the earlier of his or her removal by the Board of Managers, his or her resignation or until his or her successor is duly elected and qualified:

Craig R. Reed	President
Thomas O. Miiller	Vice President and Secretary
Jonathan B. Brooks	Assistant Secretary
Elizabeth Scott	Assistant Secretary
Mark J. Stechschulte	Assistant Secretary

5.2 Indemnification of Management and Officers.

(a) The Company shall indemnify (i) its Managers and Officers to the fullest extent permitted or authorized by the laws of the State of Delaware now or hereafter in force, including, without limitation, the advance of expenses under the procedures and to the full extent permitted by law, and (ii) other employees and agents of the Company to such extent as shall be authorized by the Board of Managers and is permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Managers may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Certificate or this Agreement or repeal of any of the provisions thereof shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. The indemnification shall be payable solely from the assets of the Company, and no Member shall have any personal or corporate liability therefor.

(b) Notwithstanding the foregoing, the provisions of this Section 5.2 shall be enforced only to the maximum extent permitted by law and no Manager, Officer or other person shall be indemnified from any liability for fraud, intentional misconduct, gross negligence or a knowing violation of the law. The Company may, but shall not be obligated to, maintain insurance, at its expense, for its benefit in respect of such indemnification and for the benefit of any such person whether or not the Company would otherwise have the power to indemnify such person. The indemnification shall be payable solely from the assets of the Company, and no Member shall have any personal liability therefor.

(c) To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no Manager or Officer of the Company shall be personally liable to the Company or any Members for monetary damages. No amendment of the Certificate or this Agreement, or repeal of any of their respective provisions shall limit or eliminate the limitation on liability provided to Managers and Officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE 6

Transfers and Pledges of Interests

6.1 Transfers of Interests. The Member, in the Member’s sole discretion, may transfer (whether by sale, gift or otherwise) all or any part of its limited liability company interest in the Company to any person at any time and, unless otherwise determined by the Member, any transferee shall be automatically admitted as a member of the Company upon such transfer. The Member may make any such transfer and/or admission subject to any terms and conditions which the Member deems appropriate.

6.2 Pledges. The Member shall have exclusive and absolute discretion to pledge all or any part of the Member’s limited liability company interest in the Company to any person at any time as collateral for any debt of the Member. The Member may make any such pledge subject to any terms and conditions which the Member deems appropriate.

ARTICLE 7

Accounting and Tax

7.1 Books and Records. The Company will maintain on a current basis accurate books of account.

7.2 Tax Characterization. It is the intention of the Member that the Company be disregarded solely for federal and state income tax purposes to the maximum extent permitted under applicable law, and the provisions of this Agreement are to be construed so as to preserve such tax status.

7.3 Annual Accounting Period of Company. The Company’s annual accounting period for financial and tax purposes shall be each fiscal year ending December 31.

ARTICLE 8

Dissolution

8.1 Dissolution of Company. The Member may determine whether and when to dissolve the Company. Unless and until dissolved by the Member, the Company shall have perpetual existence.

8.2 Winding Up and Liquidation of Company; Distribution of Company Assets. Upon the dissolution of the Company, the Member will wind up the Company’s business and internal affairs, liquidate its assets, satisfy or make reasonable provision to satisfy any creditors of the Company and distribute any remaining assets to the Member, all in accordance with the applicable provisions of the Act.

ARTICLE 9

Miscellaneous Provisions

9.1 Amendments. No amendment of this Agreement shall be valid unless it is set forth in a writing signed by the Member.

9.2 Governing Law. This Agreement shall be governed exclusively by the laws of the State of Delaware.

9.3 Captions. Captions in this Agreement are for convenience only and shall be deemed irrelevant in construing its provisions.

IN WITNESS WHEREOF, this Agreement is executed by the Member as of the date first written above.

SOLE MEMBER:

ENGILITY CORPORATION

By:	/s/ Thomas O. Miiller
Name: Thomas O. Miiller
Title: Senior Vice President, General Counsel, and Corporate Secretary